EXHIBIT 10.1
CONSENT AND FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made and dated as of September 8, 2015, and is entered into by and among Hercules Technology Growth Capital, Inc., a Maryland corporation (“HTGC”), in its capacity as administrative and collateral agent for Lenders (together with its successors and assigns in such capacity, “Agent”), the financial institutions signatory hereto as lenders (together with HTGC, collectively the “Lenders”, and each individually, a “Lender”), Amedica Corporation, a Delaware corporation (“Borrower”), and the guarantors signatory hereto (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).
RECITALS
A.Borrower, Agent and Lenders previously entered into that certain Loan and Security Agreement dated as of June 30, 2014 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”);

B.Borrower is indebted to MG Partners II, Ltd. (the “MG Partners”) under two promissory notes (the “MG Partners Notes”) in an aggregate outstanding principal amount of $4,297,649.54, plus accrued and unpaid interest thereon in the amount of $321,769.54 as of the date hereof, and Borrower intends to make one or more prepayments on the MG Partners Notes in an aggregate amount not to exceed $5,000,000 to pay the MG Partners Notes in full and have MG Partners waive certain of its rights in strict accordance with the term of that certain Settlement And Waiver Agreement attached hereto as Exhibit A (the “MG Settlement Agreement”).

C.Borrower and Guarantors have requested that Agent and Lenders agree to certain amendments to the Loan Agreement and grant certain consents and Agent and Lenders are willing to amend the Agreement as provided herein.

AGREEMENT
NOW, THEREFORE, Borrower, Guarantors, Agent and Lenders agree as follows:
1.Unless otherwise defined herein, all capitalized terms shall have the meaning provided in the Agreement. The recitals set forth above are hereby incorporated by reference.

2.As of the Effective Date, Section 2.5 of the Agreement is amended and restated in its entirety as follows:

2.5	Prepayments and Commitment Terminations.

(a)Voluntary Prepayments and Commitment Terminations. At its option upon at least five (5) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Term Loan by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the amount being prepaid: if such amount is prepaid on or before September 8, 2016, 1.5%; after September 8, 2016, 0.75% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan.

(b)Term Loan Prepayment Amounts. Upon the date of (i) any voluntary prepayment of the Term Loan in accordance with Section 2.5(a) or (ii) any mandatory prepayment of the Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to

Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a sum equal to all outstanding principal and all accrued interest thereon and other Obligations with respect to the Term Loan. In addition, Borrower shall pay the Prepayment Charge as provided in Section 2.5(a).

3.As of the Effective Date, Section 2.6(b) of the Agreement is amended and restated in its entirety as follows:

(a)End of Term Fee.

(i)
On the earliest to occur of (i) the Final Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, or (iii) the date that the Obligations become due and payable, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable end of term fee in an amount equal to $1,450,000. Notwithstanding the required payment date of fee, it shall be deemed fully earned as of the Closing Date regardless of the early termination of this Agreement.

(ii)
On the earliest to occur of (i) the Final Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, or (iii) the date that the Obligations become due and payable, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable end of term fee in an amount equal to $200,000. Notwithstanding the required payment date of fee, it shall be deemed fully earned as of September 8, 2015 regardless of the early termination of this Agreement.

4.As of the Effective Date, Section 7.10 of the Agreement is amended and restated in its entirety as follows:
7.10    Unrestricted Cash. The Loan Parties shall not allow at any time Unrestricted Cash to be less than the minimum Unrestricted Cash amount corresponding to the applicable outstanding amount of the Term Loan on such date:

Amount of outstanding Term Loans equal to or below:	Amount of outstanding Term Loan above:	Minimum Unrestricted Cash
$20,000,000	$19,000,000	$9,000,000
$19,000,000	$18,000,000	$8,500,000
$18,000,000	$17,000,000	$8,000,000
$17,000,000	$16,000,000	$7,500,000
$16,000,000	$15,000,000	$7,000,000
$15,000,000	$14,000,000	$6,500,000
$14,000,000	$13,000,000	$6,000,000
$13,000,000	$12,000,000	$5,500,000
$12,000,000	$11,000,000	$5,000,000
$11,000,000	$10,000,000	$4,500,000
$10,000,000	$9,000,000	$4,000,000
$9,000,000	$8,000,000	$3,500,000
$8,000,000	$7,000,000	$3,000,000
$7,000,000	$0	$2,500,000

Notwithstanding the requirements set forth in the table above, once the outstanding balance of the Term Loan is less than $2,500,000, the Loan Parties shall not allow at any time Unrestricted Cash to be less than the then outstanding balance of the Term Loan.

5.As of the Effective Date, the following defined terms in Section 11 of the Agreement are hereby inserted or amended, as applicable, in proper alphabetical order as follows:

“Adjustment Period” means that period of time beginning on the occurrence of the Stockholder Trigger and ending on the date that Borrower receives gross proceeds in the amount of at least $15,000,000 from the sale after September 8, 2015, of its Stock or Stock Equivalents.
“Second Funding” shall mean the automatic exercise of Series B Warrants in accordance with their terms resulting in gross proceeds to the Company of at least $5,000,000.
“Second Funding Deadline” shall mean the Termination Date as such term is defined in the Series B Warrants.
“Series B Warrants” shall have the meaning provided in the Stock Purchase Agreement (the form of which is attached as Exhibit C to the Stock Purchase Agreement).
“Series C Warrants” shall have the meaning provided in the Stock Purchase Agreement (the form of which is attached as Exhibit C to the Stock Purchase Agreement).
“Shareholder Approval” shall have the meaning provided in the Stock Purchase Agreement.
“Stock Purchase Agreement” means that certain securities purchase agreement in substantially the form and substance as attached as Exhibit I hereto between the Borrower and various investors thereto for the sale and purchase of Borrower’s stock and warrants for aggregate proceeds to the Company of not less than $15,000,000, pursuant to which Borrower may proceed with an initial sale of securities in the amount of $5,000,000 without obtaining Shareholder Approval, and for which the exercise of the Series B Warrants and Series C Warrants will require Shareholder Approval. Any changes to the form of Stock Purchase Agreement, Series B Warrants or Series C Warrants attached hereto that affect or relate in any way to defined terms in this Agreement which are incorporated herein by reference to the Stock Purchase Agreement must be approved in writing by Agent in order for such changes to alter the meaning of such terms.
“Stockholder Meeting” means a special meeting of Borrower’s stockholders at which Borrower requests Shareholder Approval.
“Stockholder Trigger” means the occurrence of any of the following events: (a) Borrower has not held the Stockholder Meeting by November 13, 2015 or fails to receive Shareholder Approval at the Stockholder Meeting, (b) the Second Funding does not occur by the Second Funding Deadline, or (c) the Third Funding does not occur by the Third Funding Deadline.
“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the Prime Rate plus 7.7%, and (ii) 10.95%, provided however, that during the Adjustment Period, the “Term Loan Interest Rate” shall mean for any day a per annum rate of interest equal to the greater of either (i) the Prime Rate plus 9.2%, and (ii) 12.45%.
“Third Funding” shall mean the automatic exercise of Series C Warrants in accordance with their terms resulting in gross proceeds to the Company of at least $5,000,000.
“Third Funding Deadline” shall mean the Termination Date as such term is defined in the Series C Warrants.
6.As of the Effective Date, Exhibit I attached hereto is added to the Agreement immediately following Exhibit H of the Agreement.

7.As of the Effective Date, Schedule 7.2 to the Agreement is amended to include MG Partners Notes as Permitted Indebtedness in an amount not to exceed $5,000,000, but only as modified and subject to the payment restrictions contained in the MG Settlement Agreement. On the Effective Date, the Lenders hereby waive and release the Event of Default noticed in that certain Notice of Default from HTGC to Borrower dated June 30, 2015. Accordingly, for the avoidance of doubt, the Lenders hereby consent to the MG Settlement Agreement and Borrower’s payments to MG Partners in strict accordance with the terms thereof, provided however, in no event may more than $5,000,000 be paid to or for the benefit of MG Partners, provided further, that no payment may be made without Agent’s prior written consent if Borrower is in breach of Section 7.10 of the Agreement or such payment would result in the breach of Section 7.10 of the Agreement or result in any Event of Default before or after giving effect to such payment. The consent set forth in this Section 7 is limited to the express terms thereof, and nothing herein shall be deemed a consent or waiver by Agent or Lenders with respect to any other term, condition, representation, or covenant applicable to the Borrower under the Loan Documents.

8.This Amendment shall not be deemed to constitute an amendment to the Agreement except as expressly provided in Section 2 through Section 7 above, and all other terms and conditions of the Agreement shall remain in full force and effect.

9.MG Partners’ termination of the MG Settlement Agreement shall be deemed to be an Event of Default under the Agreement.

10.Borrower hereby represents, warrants and covenants to Agent and Lenders as follows:

(a)Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)Other than the Subsidiary signing this Amendment, Borrower has no other Subsidiaries.

(c)The execution, delivery and performance by Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the certificate of incorporation or by-laws of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or the Agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(d)No Event of Default exists under the Agreement, and all of Borrower’s representations and warranties contained in the Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(e)Once signed and delivered, Borrower shall not agree to any amendment to or waiver of rights under the MG Settlement without Agent’s prior written consent.

(f)Other than the Indebtedness to MG Partners under the MG Partners Notes, Borrower has no other Indebtedness outstanding to MG Partners.

11.The execution of this Amendment and all other agreements and instruments related hereto shall not be deemed to be a waiver of any Event of Default under the Agreement, if any, or a waiver of any breach or default under any of the other Loan Documents, whether or not known to Agent or Lenders and whether or not existing on the date of this Amendment.

12.Borrower hereby reaffirms its agreement under the Agreement, to pay or reimburse Agent and Lenders for all costs and expenses incurred by Agent and Lenders in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to Agent and Lenders for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Agent and Lenders are authorized to initiate payment of all such fees pursuant to the existing ACH Authorization delivered in connection with the Agreement. Borrower hereby agrees that Lenders may, at any time or from time to time in its sole discretion and without further authorization by Borrower, apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

13.Borrower and Guarantor, for itself and on behalf of its respective heirs, legal representatives, marital communities, and successors and assigns, as applicable, hereby release Agent, Lenders and all of their Affiliates, shareholders, partners, predecessors, employees, officers, directors, attorneys, parent corporations, subsidiaries, agents, participants, assignees, servicers and receivers (collectively, the “Released Parties”), except for claims, disputes, differences, liabilities and obligations arising under this Amendment, the Agreement and the other Loan Documents after the date hereof, from any and all known and unknown claims, disputes, differences, liabilities and obligations of any and every nature whatsoever that Borrower, Guarantor or any of them may have or claim, as of the date hereof or as of any prior date, against any one or more of the Released Parties arising from, based upon or related to the Loan Documents, or any other agreement, understanding, action or inaction whatsoever with regard to the Loan Documents or any transaction or matter related thereto, including, without limitation, the origination and servicing the Term Loan and the enforcement or attempted enforcement of any rights or remedies for default or asserted default under the Loan Documents (collectively, the “Released Claims”).

14.Borrower and Guarantor further acknowledge and agree that the Released Claims include, among other things, all claims arising out of or with respect to any and all transactions relating to the Loan Documents based on any fact, act, inaction, or other occurrence or nonoccurrence on or prior to the date hereof, including, without limitation, any breach of fiduciary duty or duty of fair dealing, breach of confidence, breach of loan commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violation of the Racketeer Influenced and Corrupt Organizations Act, violation of any other statute, ordinance or regulation, intentional or negligent infliction of mental or emotional distress, tortious interference with contractual relations or prospective business advantage, tortious interference with corporate governance, breach of contract, bad practices, unfair competition, libel, slander, conspiracy or any claim for wrongfully accelerating the Term Loan or attempting to foreclose on, or obtain a receiver for, any collateral for the Term Loan and all statutory claims and causes of action of every nature.

15.In connection with the release contained in Sections 13 through 19 (the “Release”), each of Borrower and Guarantor acknowledge that it is aware that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to the Released Claims, but that it is Borrower’s and Guarantor’s intention hereby fully, finally and forever to settle and release all claims, disputes, differences, liabilities and obligations, known or unknown, suspected or unsuspected, that now exist, may exist or heretofore have existed by Borrower or Guarantor against any one or more of the Released Parties. In furtherance of that intention, the Release contained in this Amendment shall be and remain in effect as a full and complete release notwithstanding the discovery of the existence of any such additional or different facts.

16.The Release contained in this Amendment shall be effective and irrevocable upon the execution of this Amendment by Agent, Lender, Borrower and Guarantor and shall be deemed affirmed and restated upon, and effective as of, the Effective Date without any further documentation.
17.BORROWER AND GUARANTOR AGREE AND ACKNOWLEDGE THAT THE RELEASED CLAIMS ARE NOT LIMITED TO MATTERS THAT ARE KNOWN OR DISCLOSED TO BORROWER OR

GUARANTOR AND THAT THE RELEASED CLAIMS INCLUDE ALL CLAIMS, DISPUTES, DIFFERENCES, LIABILITIES AND OBLIGATIONS THAT BORROWER OR GUARANTOR DOES NOT KNOW OR SUSPECT TO EXIST AS OF THE DATE HEREOF. EACH OF BORROWER AND GUARANTOR UNDERSTAND THAT IT IS GIVING UP ALL RIGHTS AND CLAIMS AGAINST AGENT AND LENDERS AND THE OTHER RELEASED PARTIES, KNOWN OR UNKNOWN, THAT ARE IN ANY WAY RELATED TO THE COLLATERAL OR THE LOAN.

18.THE PARTIES SPECIFICALLY ALLOCATE THE RISK OF ANY MISTAKE IN ENTERING INTO THE RELEASE TO THE PARTY OR PARTIES CLAIMING TO HAVE BEEN MISTAKEN.

19.Each of Borrower and Guarantor acknowledge having read and understood and hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows (and hereby waives the benefits of any similar law of the state that may be applicable):

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

20.This Amendment shall become effective upon the satisfaction of all the following conditions precedent (the “Effective Date”):

a.	Borrower, Guarantor, Agent and Lenders shall have duly executed and delivered this Amendment to each other.

b.	Borrower shall have delivered an amendment to the Warrant in a form and substance satisfactory to Agent.

c.	The execution of the MG Settlement Agreement by all the parties thereto in form and substance acceptable to Agent.

21.By signing this Amendment, Guarantor hereby consents to the Amendment and agrees to be bound by the terms and conditions of the Amendment the same as if it were the Borrower, mutatis mutandis. To the extent that Agent or Lenders have any duties, responsibilities or obligations to Guarantor arising under or related to the Amendment or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall be deemed satisfied with respect to Guarantor if such duties, responsibilities or obligations are provided to Borrower. Guarantor acknowledges that it benefits, both directly and indirectly, from the Amendment, and hereby waives, for itself and on behalf of any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of the Amendment on the basis that (i) it failed to receive adequate consideration for the execution and delivery of the Amendment or (ii) its obligations under the Amendment are avoidable as a fraudulent conveyance

22.This Amendment may be executed in any number of counterparts, each of which when so executed and delivered, whether by electronic transmission (e.g., email, .pdf format) or otherwise, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. The provisions of Section 11 of the Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

23.Borrower agrees to pay as promptly as reasonably practicable all reasonable, documented Lender expenses (including all reasonable attorneys' fees and reasonable expenses) incurred through the date of this Amendment in an aggregate amount not to exceed $15,000.

(signatures provided on the next page)

IN WITNESS WHEREOF, Borrower, Guarantor, Agent and Lenders have duly executed and delivered this Consent and First Amendment to Loan and Security Agreement as of the date and year first above written.
BORROWER:
Amedica Corporation
Signature:_/s/ B. Sonny Bal__________
Name:    B. Sonny Bal
Title: Chief Executive Officer and President

GUARANTOR:
US Spine, Inc.
Signature:_/s/ B. Sonny Bal__________
Name:    B. Sonny Bal
Title: Chief Executive Officer and President

Accepted in Palo Alto, California:
AGENT AND LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:_/s/ Ben Bang___________
Name:    Ben Bang
Title:    Associate General Counsel

LENDER:
HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

Signature:_/s/ Ben Bang___________
Name:    Ben Bang
Title:    Associate General Counsel

EXHIBIT A
MG SETTLEMENT AGREEMENT (with exhibits)

EXHIBIT I
STOCK PURCHASE AGREEMENT (with exhibits)